Exhibit 99.1

For immediate release	For more information, contact:
Investor Relations
(972) 699-4055
Email: investor@furmanite.com
FURMANITE CORPORATION REPORTS THIRD QUARTER 2011 RESULTS
Revenues Up 17%; Net Income Up 98%; Earnings per Share Up 100%
DALLAS, TEXAS (November 8, 2011) — Furmanite Corporation (NYSE: FRM) today reported results for the quarter ended September 30, 2011. Revenues were up 17% to $78.3 million, compared with $66.9 million for the third quarter 2010. Net income for the quarter increased to $3.6 million. This compares with net income for the prior year third quarter of $1.8 million, which included net-of-tax restructuring costs of $1.9 million. Foreign currency fluctuations favorably impacted the company’s third quarter 2011 revenues, operating income and net income by approximately $3.0 million, $441,000 and $199,000, respectively, for the quarter. Earnings per share (diluted) were $0.10 for the third quarter 2011 compared with $0.05 in the third quarter of 2010.
“We are very pleased with this continued revenue and earnings growth, and are optimistic with the early signs of improved conditions we now see in more of our markets,” said Charles R. Cox, Furmanite Chairman and CEO. “Our year-to-date net income, excluding restructuring costs, is up approximately $3.0 million or nearly 30% over 2010 results, even after absorbing approximately $0.7 million of legal expenses related to legacy matters. In addition to this solid current performance, good progress is also being made re-aligning our global organization to accelerate future growth, continuing to implement our new culture, and planning the relocation of our corporate office to Houston next year.”
Joseph Milliron, Furmanite President and COO, said: “The commitment to a culture that is 100% customer-focused and quality-driven led to our best third quarter revenue performance in the history of our company. While the Americas provided the primary revenue growth during the first half of the year, significant improvements in both EMEA and APAC have also played a key role in our positive operating results during the third quarter. Even without the benefit of major turnaround projects, and in spite of weather-related impediments over the past year, we are pleased to report the fourth consecutive quarter with year over year revenue growth, and look forward to continued success across our global operations.”
ABOUT FURMANITE CORPORATION
Furmanite Corporation (NYSE: FRM) is a worldwide technical services firm. Headquartered in Dallas, Texas, Furmanite, one of the world’s largest specialty technical services companies, delivers a broad portfolio of engineering solutions that keep facilities operating, minimizing downtime and maximizing profitability. Furmanite’s diverse, global operations serve a broad array of industry sectors, including offshore drilling operations, pipelines, refineries and power generation facilities, chemical and petrochemical plants, steel mills, automotive manufacturers, pulp and paper mills, food and beverage processing plants, semi-conductor manufacturers and pharmaceutical manufacturers. Furmanite operates more than 75 offices on six continents. The company recently expanded its global capabilities to deliver specialized solutions for large-scale equipment or operations through the acquisition of Self Leveling Machines International Pty Ltd. and Self Leveling Machines, Inc., based in Melbourne, Australia, and Houston, Texas. For more information, visit www.furmanite.com.
Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. One or more of these factors could affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.
2435 North Central Expressway, Suite 700 Richardson, Texas 75080 972-699-4055

FURMANITE CORPORATION
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)
(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
Revenues	$78,330	$66,935	$234,393	$210,883

Costs and expenses:
Operating costs	53,807	45,714	160,675	143,298
Depreciation and amortization expense	2,207	1,646	6,280	4,767
Selling, general and administrative expense	16,794	16,869	51,484	54,125

Total costs and expenses	72,808	64,229	218,439	202,190

Operating income	5,522	2,706	15,954	8,693

Interest income and other income (expense), net	(341)	438	(99)	534

Interest expense	(263)	(238)	(758)	(720)

Income before income taxes	4,918	2,906	15,097	8,507

Income tax expense	(1,336)	(1,095)	(2,343)	(2,745)

Net income	$3,582	$1,811	$12,754	$5,762

Earnings per common share — Basic	$0.10	$0.05	$0.34	$0.16

Earnings per common share — Diluted	$0.10	$0.05	$0.34	$0.16

FURMANITE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	September 30,	December 31,
	2011	2010

Cash	$35,098	$37,170
Trade receivables, net	70,214	63,630
Inventories	26,939	24,366
Other current assets	4,616	5,951

Total current assets	136,867	131,117

Property and equipment, net	34,549	30,720
Other assets	24,272	20,264

Total assets	$195,688	$182,101

Total current liabilities	$41,311	$42,936
Total long-term debt	32,709	30,085
Other liabilities	10,658	10,992
Total stockholders’ equity	111,010	98,088

Total liabilities and stockholders’ equity	$195,688	$182,101

FURMANITE CORPORATION
CONDENSED CONSOLIDATED CASH FLOWS
(in thousands)
(Unaudited)

	For the Nine Months Ended
	September 30,
	2011	2010

Net income	$12,754	$5,762

Depreciation, amortization and other non-cash items	6,238	5,683
Working capital changes	(13,364)	(3,483)

Net cash provided by operating activities	5,628	7,962

Capital expenditures	(3,915)	(4,484)
Acquisition of assets and business	(3,815)	(350)
Proceeds from sale of assets	131	759
Payments on debt	(85)	(188)
Proceeds from issuance of debt	—	76
Issuance of common stock	271	20
Effect of exchange rate changes on cash	(287)	(130)

(Decrease) increase in cash and cash equivalents	(2,072)	3,665
Cash and cash equivalents at beginning of period	37,170	36,117

Cash and cash equivalents at end of period	$35,098	$39,782

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